Exhibit 3.2

CERTIFICATE OF ELIMINATION

OF

SONIDA SENIOR LIVING, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware, Sonida Senior Living, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), hereby certifies as follows:

FIRST: That, at a meeting of the Company’s board of directors (the “Board”), resolutions were duly adopted setting forth the proposed elimination of the series of stock as set forth herein:

RESOLVED, that no shares of the Series A Junior Participating Preferred Stock, par value $0.01 per share (“Series A Junior Participating Preferred Stock”), of the Company are outstanding, and no shares of Series A Junior Participating Preferred Stock will be issued; and

FURTHER RESOLVED, that the proper officers of the Company be, and each of them hereby is, authorized to, personally or by attorney, in the name and on behalf of the Company, execute, deliver and cause to be filed in the office of the Secretary of State of the State of Delaware a Certificate of Elimination pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Company’s Amended and Restated Certificate of Incorporation, as amended, all matters set forth in the Certificate of Designation with respect to the Series A Junior Participating Preferred Stock.

SECOND: That, at a separate meeting of the Board, resolutions were duly adopted setting forth the proposed elimination of the series of stock as set forth herein:

RESOLVED, that no shares of the Series A Convertible Preferred Stock, par value $0.01 per share (“Series A Convertible Preferred Stock”), of the Company are outstanding, and no shares of Series A Convertible Preferred Stock will be issued; and

FURTHER RESOLVED, that the proper officers of the Company be, and each of them hereby is, authorized to, personally or by attorney, in the name and on behalf of the Company, execute, deliver and cause to be filed in the office of the Secretary of State of the State of Delaware a Certificate of Elimination pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Company’s Amended and Restated Certificate of Incorporation, as amended, all matters set forth in the Certificate of Designation with respect to the Series A Convertible Preferred Stock.

THIRD: That the Certificate of Designation with respect to the Series A Junior Participating Preferred Stock was filed in the office of the Secretary of State of the State of Delaware on March 9, 2000. None of the authorized shares of Series A Junior Participating Preferred Stock are outstanding, and none will be issued.

FOURTH: That the Certificate of Designation with respect to the Series A Convertible Preferred Stock was filed in the office of the Secretary of State of the State of Delaware on November 3, 2021. None of the authorized shares of Series A Convertible Preferred Stock are outstanding, and none will be issued.

FIFTH: That in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Company’s Amended and Restated Certificate of Incorporation, as amended, is hereby further amended to eliminate all matters set forth in the applicable Certificate of Designations with respect to the Series A Junior Participating Preferred Stock and the Series A Convertible Preferred Stock.

* * * * * * * * * * *

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be duly executed by its Chief Executive Officer and President this 11th day of March, 2026.

SONIDA SENIOR LIVING, INC.

/s/ Brandon M. Ribar
By:	Brandon M. Ribar
Chief Executive Officer and President

Certificate of Elimination